EXHIBIT 10.5(i)

[Form of PSU Documentation for Special Promotion Award]

NOTICE OF
2006 PROMOTION AWARD
UNDER 2003 EQUITY COMPENSATION PLAN

1.0	OBJECTIVE:

The purpose of the Promotion Award (“Award”) pursuant to Section 8 of the First Horizon National Corporation’s 2003 Equity Compensation Plan (the “Plan”) is to provide recognition for new responsibilities in the role of COO and provide motivation to achieve the Company’s strategic objectives and ensure incentive rewards and performance are linked to shareholder value.

2.0	PERFORMANCE PERIOD:

The performance period for the award will be the Company’s fiscal years beginning January 1, 2006 and ending December 31, 2008

3.0	AWARD:

The promotion award will be granted effective February 14, 2006 in 25,000 Performance Share Units.

4.0	DETERMINATION OF INDIVIDUAL PARTICIPANT’S EARNED AWARD AND PAYMENT OF AWARD:

The 25,000 units will vest in 2009 based on the average percentage earned under the MIP corporate matrix grid for 2006, 2007 and 2008 with the final award capped at 100%. Vested units will be paid in cash based on the fair market value of each stock unit on the date of vesting. Each stock unit will equal the value of FHN common stock.

5.0	FAIR MARKET VALUE OF SHARES

The Fair Market Value of each share of common stock shall mean, as of any date, (i) the mean between the high and low sales prices at which shares were sold on the New York Stock Exchange, or, if the shares are not listed on the New York Stock Exchange, on any other such exchange on which the shares are traded, on such date, or in the absence of purported sales on such date, the mean between the high and low sales prices on the immediately preceding date on which sales were reported, or (ii) in the absence of such sales prices for the shares on either of such dates, the fair market value as determined in good faith by the Committee in its sole discretion.

6.0	TERMINATION OF EMPLOYMENT AND FORFEITURE OF AWARD:

Except as may otherwise be determined by the Committee, in the event that the Participant’s employment with the Company (including its subsidiaries) terminates for any reason prior to the end of the Performance Period, the Promotion Award shall be forfeited, and neither the Participant, nor any successor, heir, assign or personal representative of the Participant, shall have any further right to or interest in the Award.

7.0	EFFECT ON EMPLOYMENT:

Nothing contained in the Award shall confer upon the Participant the right to continue in the employment of the Company (including its subsidiaries) or affect any right that the Company (including its subsidiaries) may have to terminate the employment of the Participant.

8.0	AMENDMENT:

The Award may not be amended except with the consent of the Committee.

9.0	WITHHOLDING:

The Company shall have the right to withhold from vested Units due to the Participant an amount sufficient to satisfy any federal, state or local withholding tax requirements prior to distribution of cash to the Participant.